                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                              (Amendment No. 4)*


                        Bolder Technologies Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  097519-10-2
                        ------------------------------
                                 (CUSIP Number)

                       December 31, 2000 (Annual Filing)
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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  CUSIP NO. 097519-10-2               13G                     Page  2  of  8


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Columbine Venture Fund II, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware, USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,258,135

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,258,135

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,258,135

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------

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  CUSIP NO. 097519-10-2               13G                     Page  3  of  8


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Columbine Venture Management II

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware, USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,335,798

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,335,798

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,335,798

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------

  CUSIP NO. 097519-10-2               13G                     Page  4  of  8


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Sherman J. Muller

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,335,798
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,335,798

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,335,798

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

  CUSIP NO. 097519-10-2               13G                     Page  5  of  8


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Terence E. Winters

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,335,798
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,335,798

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,335,798

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

  CUSIP NO. 097519-10-2               13G                     Page  6  of  8


Item 1

     (a) Name of Issuer

         Bolder Technologies Corporation

     (b) Address of Issuer's Principal Executive Offices

         4403 Table Mountain Parkway
         Golden, Colorado 80403

Item 2

     (a) Name of Person Filing

         Columbine Venture Fund II, L.P.

     (b) Address of Principal Business Office or, if none, Residence

         7000 E. Belleview Avenue, Suite 150
         Englewood, Colorado 80111

     (c) Citizenship

         Delaware, USA

     (d) Title of Class of Securities

         Common Stock

     (e) CUSIP Number

         CUSIP No. 097519-10-2



     (a) Name of Person Filing

         Columbine Venture Management II

     (b) Address of Principal Business Office or, if none, Residence

         7000 E. Belleview Avenue, Suite 150
         Englewood, Colorado 80111

     (c) Citizenship

         Delaware, USA

     (d) Title of Class of Securities

         Common Stock

     (e) CUSIP Number

         CUSIP No. 097519-10-2



     (a) Name of Person Filing

         Sherman J. Muller

     (b) Address of Principal Business Office or, if none, Residence

         7000 E. Belleview Avenue, Suite 150
         Englewood, Colorado 80111

     (c) Citizenship

         USA

     (d) Title of Class of Securities

         Common Stock

     (e) CUSIP Number

         CUSIP No. 097519-10-2



     (a) Name of Person Filing

         Terence E. Winters

     (b) Address of Principal Business Office or, if none, Residence

         10040 East Happy Valley Road, No. 366
         Scottsdale, Arizona 85255

     (c) Citizenship

         USA

     (d) Title of Class of Securities

         Common Stock

     (e) CUSIP Number

         CUSIP No. 097519-10-2



Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        Not applicable

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  CUSIP NO. 097519-10-2               13G                     Page  7  of  8


Item 4. Ownership.

     Reporting Persons incorporate by reference the information on ownership contained under numbers 5, 6, 7, 8, 9, 10 and 11 of the cover sheets. Title to 1,258,135 shares of Common Stock is held by Columbine Venture Fund II, L.P. ("Columbine") and title to 77,663 shares is held by Columbine Venture Management II ("Management"). Management is the sole general partner of Columbine and is a reporting person with respect to the shares held by Columbine by virtue of its voting power and dispositive power over the shares held by Columbine. The individuals are general partners in Columbine Venture Management II, and each is a reporting person with respect to the shares held by Columbine and Management by virtue of his shared voting and dispositive power over the shares held by Columbine in which he is a general partner of the general partner and Management in which he is a general partner. Each reporting person, other than Columbine, disclaims his or its nterest in the Common Stock, except to the extent of his or its proportionate interest as a partner.

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         No person, other than the reporting person, has a right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable

Item 8.  Identification and Classification of Members of the Group.

         Not applicable

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  CUSIP NO. 097519-10-2               13G                     Page  8  of  8


Item 9.  Notice of Dissolution of a Group

     Not applicable

Item 10. Certification

     Not applicable

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    February 13, 2001
                                              ----------------------------------
                                                            Date

                                                   /s/ James A. Jacobson
                                              ----------------------------------
                                                          Signature

                                              James A. Jacobson, as agent and
                                              attorney-in-fact for each
                                              reporting person pursuant to
                                              powers of attorney attached hereto
                                              ----------------------------------
                                                          Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S)240.13d-7 for other parties for whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)